Exhibit 99

Ingredion Incorporated	NEWS RELEASE
5 Westbrook Corporate Center
Westchester, IL 60154	CONTACT:
Investors: Aaron Hoffman, 708-551-2592
Media: Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS SECOND QUARTER 2013 RESULTS

•                  Second quarter 2013 reported EPS fell 14 percent to $1.20 from $1.40 reported in the second quarter 2012

•                  Second quarter 2013 reported EPS fell 10 percent to $1.20 compared to year-ago adjusted EPS of $1.33

•                  First half 2013 reported EPS was flat at $2.61 compared to the reported year-ago first half

•                  First half 2013 reported EPS rose 1 percent to $2.61 compared to $2.59 of adjusted EPS in 2012

•                  Company continues to forecast $700 million of cash generated by operations

WESTCHESTER, Ill., July 31, 2013 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the second quarter 2013.

“After delivering very strong results on a consistent basis over many years, our second quarter was disappointing as we saw EPS fall and, as we previously announced, we brought down the outlook for our full year,”  said Ilene Gordon, chairman, president and chief executive officer.  “The shortfall and lowered outlook is the result of a challenging macro environment, particularly in South America where Argentina has seen a sharp acceleration of economic headwinds.”

In spite of this situation, our business model continues to position us for near-in success in North America, Asia Pacific and EMEA while our South American team diligently works through the short-term issues.  We believe our current annual EPS guidance for 2013 of $5.10 to $5.40 represents our best estimate on a variety of risk factors in our markets.  Looking longer-term, our early outlook for 2014 is positive as we expect relief on raw material prices, improved volume performance, and sales and operating income from key capital investments,” Gordon added.

-more-

Earnings Per Share (EPS)

Second quarter diluted EPS declined 14 percent to $1.20 compared to $1.40 last year.  The second quarter of 2012 included $0.08 of restructuring/impairment charges and $0.01 of business integration costs, which were more than offset by a $0.16 benefit from the reversal of a tax valuation allowance in South Korea.  Excluding these items, reported 2013 EPS decreased 10 percent to $1.20 in the quarter compared to $1.33 of adjusted EPS in the year-ago quarter.  The estimated drivers of the decrease in the second quarter 2013 EPS versus the 2012 adjusted EPS were $0.19 from margin, $0.04 due to lower volumes and $0.02 of foreign currency devaluation.  A lower tax rate provided a $0.13 benefit and lower net financing costs contributed $0.01, partially offset by an increase in share count, which resulted in a negative impact of $0.02.

First half diluted EPS was flat at $2.61 compared to the first half of last year.  The first half of 2012 included $0.11 of restructuring/impairment charges and $0.03 of business integration costs, which were more than offset by a $0.16 benefit from the reversal of a tax valuation allowance in South Korea.  Excluding these items, reported 2013 EPS increased 1 percent to $2.61 in the first half compared to $2.59 of adjusted EPS in the year-ago first half.  The estimated drivers of the increase in the first half of 2013 EPS versus the first half 2012 adjusted EPS were a lower tax rate which provided a $0.19 benefit and $0.03 from lower net financing costs.  These benefits were partially offset by an increase in share count, which resulted in a negative impact of $0.03.  The non-operational benefit was largely offset by the negative impact of operational items including $0.07 of foreign currency devaluation, $0.07 due to lower volumes and $0.03 from lower margins.

Financial Highlights

•                  During the second quarter of 2013, net financing costs were $16 million versus $17 million in the year-ago period.  The decrease primarily reflects a combination of reduced borrowings and lower interest rates.

•                  The second quarter effective tax rate was 21.9 percent compared to 18.4 percent in the year-ago period.  For the first half of 2013, the effective tax rate was 26.0 percent compared to 25.6 percent in the first half of 2012.  The tax rate associated with the adjusted EPS in the second quarter 2012 and year-to-date 2012 was 30.2 percent and 31.3 percent, respectively.

•                  At June 30, 2013, total debt and cash and cash equivalents were $1.8 billion and $569 million, respectively, versus $1.8 billion and $609 million, respectively, at December 31, 2012.

•                  In the first half of 2013, cash flow generated by operations was $112 million, which includes a working capital increase of $262 million.  The impact of higher raw material costs was reflected in higher receivables and inventory balances.

•                  Capital expenditures, net of disposals, were $132 million in the first half of 2013 compared to $128 million in the year-ago period.

Business Review

Total Ingredion

$ in millions	2012 Net sales	FX Impact	Volume	Price/mix	2013 Net sales	% change
Second quarter	1,635	-28	-52	78	1,633	—
First half	3,209	-65	-91	164	3,217	—

Second quarter 2013

•                  Sales were flat as price/mix improvements were offset by volume declines and currency devaluations.

•                  Operating income was $140 million.  This is an 8 percent decrease compared to $153 million of reported operating income in the second quarter of 2012 and a 17 percent decrease compared to the $168 million of adjusted operating income in the year-ago quarter.  The change was primarily due to higher costs and weaker volumes, notably a $30 million decline in operating income in South America.

First half 2013

•                  Sales were flat as price/mix improvements were offset by volume declines and currency devaluations.

•                  Operating income was $315 million.  This was flat compared to reported operating income in the first half of 2012 and a 6 percent decrease compared to the $335 million of adjusted operating income in the year-ago period.  The decrease was primarily due to higher costs and weaker volumes, notably a $32 million decline in operating income in South America.

North America

$ in millions	2012 Net sales	FX Impact	Volume	Price/mix	2013 Net sales	% change
Second quarter	950	-2	-28	57	977	+3%
First half	1,842	-3	-55	103	1,887	+2%

Second quarter 2013

•                  Sales growth was driven by positive price/mix partially offset by negative volume and slight currency headwinds.  The benefits of the North American manufacturing network optimization, particularly the decision to shed some low margin business along with ongoing pricing to offset higher raw material costs, resulted in higher price/mix.

•                  Operating income was up 7 percent, or $7 million, from $97 million to $104 million primarily due to favorable price/mix, and continued focus on cost savings initiatives from manufacturing efficiencies.

First half 2013

•                  Sales growth was driven by positive price/mix partially offset by negative volume and slight currency headwinds.  The benefits of the North American manufacturing network optimization, particularly the decision to shed some low margin business along with continued pricing to offset higher raw material costs, resulted in higher price/mix.

•                  Operating income was up 7 percent, or $15 million, from $197 million to $212 million primarily due to favorable price/mix, continued focus on cost savings initiatives from manufacturing efficiencies, and the ability to hold dollar margins.

South America

$ in millions	2012 Net sales	FX Impact	Volume	Price/mix	2013 Net sales	% change
Second quarter	349	-24	-22	18	321	-8%
First half	717	-58	-34	45	670	-7%

Second quarter 2013

•                  Sales were down largely due to currency devaluations in Brazil and Argentina along with volume declines resulting from continued weak economic conditions.

•                  Operating income in the quarter was $17 million, down 63 percent, or about $30 million.  Favorable price/mix was offset by higher raw material, energy and labor costs, currency devaluations and lower volumes.

First half 2013

•                  Sales were down largely due to currency devaluations in Brazil and Argentina along with volume declines resulting from continued weak economic conditions.

•                  Operating income was $61 million, down 35 percent, or about $32 million.  Favorable price/mix was offset by higher raw material, energy and labor costs, currency devaluations and lower volumes.

Asia Pacific

$ in millions	2012 Net sales	FX Impact	Volume	Price/mix	2013 Net sales	% change
Second quarter	208	2	-5	-5	200	-4%
First half	397	6	-9	2	396	—

Second quarter 2013

•                  Sales decline was a result of negative price/mix and weaker volumes offset by favorable foreign exchange rates.  The fourth quarter 2012 sale of an investment in a non-wholly owned consolidated subsidiary in China had a negative $8 million impact on 2013 sales.  Excluding this impact, sales would have been flat.

•                  Operating income increased 3 percent from $23 million to $24 million.

First half 2013

•                  Sales were flat as a result of favorable price/mix and foreign exchange rates offset by lower volumes.  The fourth quarter 2012 sale of an investment in a non-wholly owned consolidated subsidiary in China had a negative $13 million impact on 2013 sales.  Excluding this impact, sales would have been up 3 percent.

•                  Operating income increased 8 percent from $43 million to $47 million largely due to improved price/mix.

Europe, Middle East, Africa (EMEA)

$ in millions	2012 Net sales	FX Impact	Volume	Price/mix	2013 Net sales	% change
Second quarter	128	-4	3	9	136	+6%
First half	254	-10	6	15	265	+5%

Second quarter 2013

•                  Sales rose by $8 million due to price/mix improvement and volume growth partially offset by currency devaluations.  Volume was negatively impacted by $3 million due to the 2012 closure of the Company’s plant in Kenya and a change to a distribution model in that country.  Excluding that impact, sales would have been up about 8 percent.

•                  Operating income was $17 million, down $2 million, a decrease of 10 percent mainly due to higher costs.

First half 2013

•                  Sales rose by $11 million due to price/mix improvement and volume growth partially offset by currency devaluations.  Volume was negatively impacted by $8 million due to the 2012 closure of the Company’s plant in Kenya and a change to a distribution model in that country.  Excluding that impact, sales would have been up about 8 percent.

•                  Operating income was $36 million, down $1 million, a decrease of 4 percent mainly due to higher costs.

2013 Guidance

2013 EPS guidance remains in a range of $5.10 to $5.40 compared to adjusted EPS in 2012 of $5.57 (2012 reported EPS was $5.47).  The guidance anticipates ongoing cost pressures in Argentina; volume softness and currency headwinds in Brazil; a generally soft consumer environment; and, an effective tax rate of approximately 27 to 29 percent.

Cash generated by operations is expected to be approximately $700 million in 2013.

Capital expenditures in 2013 are anticipated to be in the range of $300 - 350 million, a $50 million reduction compared to previous guidance.  The investment will support growth and cost reduction actions across the organization.

Conference Call and Webcast

Ingredion will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and Cheryl Beebe, chief financial officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Ingredion web site at www.ingredion.com. The presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE:INGR) is a leading global ingredients solutions provider specializing in nature-based sweeteners, starches and nutrition ingredients. With customers in more than 40 countries, Ingredion serves approximately 60 diverse sectors in food, beverage, brewing, pharmaceuticals and other industries. For more information, visit www.ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; availability of raw materials, including tapioca and the specific varieties of corn upon which our products are based; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
(In millions, except per share amounts)	2013	2012	%	2013	2012	%
Net sales before shipping and handling costs	$1,715.4	$1,719.7	0%	$3,377.9	$3,377.7	0%
Less: shipping and handling costs	82.0	84.7	(3)%	160.6	168.5	(5)%
Net sales	$1,633.4	$1,635.0	0%	$3,217.3	$3,209.2	0%
Cost of sales	1,357.4	1,339.8	1%	2,635.7	2,618.1	1%
Gross profit	$276.0	$295.2	(7)%	$581.6	$591.1	(2)%

Operating expenses	138.5	131.5	5%	274.1	267.7	2%
Other (income), net	(2.6)	(2.8)		(7.7)	(7.8)
Restructuring / impairment charges	—	13.6		—	17.4
Operating income	$140.1	$152.9	(8)%	$315.2	$313.8	0%
Financing costs, net	16.3	17.2	(5)%	33.0	36.7	(10)%
Income before income taxes	$123.8	$135.7	(9)%	$282.2	$277.1	2%
Provision for income taxes	27.1	25.0		73.5	70.8
Net income	$96.7	$110.7	(13)%	$208.7	$206.3	1%
Less: Net income attributable to non-controlling interests	1.6	1.6	0%	2.9	3.0	(3)%
Net income attributable to Ingredion	$95.1	$109.1	(13)%	$205.8	$203.3	1%

Earnings per common share attributable to Ingredion Common Shareholders:

Weighted average common shares outstanding-
Basic	77.6	76.6		77.5	76.5
Diluted	78.9	77.9		78.8	77.9

Earnings per common share of Ingredion-
Basic	$1.22	$1.42	(14)%	$2.65	$2.66	0%
Diluted	$1.20	$1.40	(14)%	$2.61	$2.61	0%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	June 30, 2013	December 31, 2012
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$569	$609
Short-term investments	—	19
Accounts receivable — net	828	814
Inventories	856	834
Prepaid expenses	24	19
Deferred income taxes	77	65
Total current assets	2,354	2,360

Property, plant and equipment — net	2,131	2,193
Goodwill	542	557
Other intangible assets — net	316	329
Deferred income taxes	17	21
Investments	11	10
Other assets	105	122
Total assets	$5,476	$5,592

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$91	$76
Deferred income taxes	2	2
Accounts payable and accrued liabilities	717	855
Total current liabilities	810	933

Non-current liabilities	285	297
Long-term debt	1,719	1,724
Deferred income taxes	163	160
Share-based payments subject to redemption	19	19

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 77,635,694 and 77,141,691 shares issued at June 30, 2013 and December 31, 2012, respectively	1	1
Additional paid-in capital	1,163	1,148
Less: Treasury stock (common stock; 111,860 and 109,768 shares at June 30, 2013 and December 31, 2012, respectively) at cost	(7)	(6)
Accumulated other comprehensive loss	(615)	(475)
Retained earnings	1,916	1,769
Total Ingredion stockholders’ equity	2,458	2,437
Non-controlling interests	22	22
Total equity	2,480	2,459

Total liabilities and equity	$5,476	$5,592

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
(In millions)	2013	2012

Cash provided by operating activities:
Net income	$209	$206
Adjustments to reconcile net income to net cash provided by operating activities:
Write-off of impaired assets	—	6
Depreciation and amortization	98	107
Decrease in margin accounts	14	56
Increase in other trade working capital	(276)	(103)
Other	67	46
Cash provided by operating activities	112	318

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(132)	(128)
Short-term investments	19	—
Other	2	—
Cash used for investing activities	(111)	(128)

Cash used for financing activities:
Proceeds from (payments on) borrowings, net	19	(111)
Issuance (repurchases) of common stock, net	10	(3)
Dividends paid (including to non-controlling interests)	(52)	(33)
Excess tax benefit on share-based compensation	—	1
Cash used for financing activities	(23)	(146)

Effect of foreign exchange rate changes on cash	(18)	(5)
Increase (decrease) in cash and cash equivalents	(40)	39
Cash and cash equivalents, beginning of period	609	401
Cash and cash equivalents, end of period	$569	$440

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
(Dollars in millions)	2013	2012	%	2013	2012	%
Net Sales
North America	$976.8	$949.7	3%	$1,886.7	$1,841.5	2%
South America	320.8	349.1	(8)%	669.5	716.6	(7)%
Asia Pacific	200.2	208.1	(4)%	395.7	397.2	0%
EMEA	135.6	128.1	6%	265.4	253.9	5%
Total	$1,633.4	$1,635.0	0%	$3,217.3	$3,209.2	0%

Operating Income
North America	$103.9	$96.9	7%	$211.6	$196.9	7%
South America	17.3	47.3	(63)%	60.6	92.9	(35)%
Asia Pacific	23.6	22.9	3%	46.7	43.2	8%
EMEA	16.9	18.8	(10)%	36.2	37.6	(4)%
Corporate	(21.6)	(18.1)	19%	(39.9)	(35.7)	12%
Sub-total	140.1	167.8	(17)%	315.2	334.9	(6)%
Restructuring / impairment charges	—	(13.6)		—	(17.4)
Integration costs	—	(1.3)		—	(3.7)
Total	$140.1	$152.9	(8)%	$315.2	$313.8	0%

II.    Capital expenditures

Capital expenditures, net of proceeds on disposals, for the quarters ended June 30, 2013 and 2012, were $66 million and $69 million, respectively.

III.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as impairment and restructuring costs, costs related to the integration of National Starch, and certain other unusual items. The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Net Income and Adjusted Diluted Earnings Per Share (“EPS”) to GAAP Net Income and Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2013		June 30, 2012		June 30, 2013		June 30, 2012
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$95.1	$1.20	$109.1	$1.40	$205.8	$2.61	$203.3	$2.61

Add back (deduct):

Reversal of Korean deferred tax asset valuation allowance	—	—	(12.8)	(0.16)	—	—	(12.8)	(0.16)

Restructuring / impairment charges, net of income tax benefit of $7.2 million and $8.5 million for the three months and six months ended June 30, 2012, respectively	—	—	6.4	0.08	—	—	8.9	0.11

Integration costs, net of income tax benefit of $0.5 million and $1.4 million for the three months and six months ended June 30, 2012, respectively	—	—	0.8	0.01	—	—	2.3	0.03

Non-GAAP adjusted net income	$95.1	$1.20	$103.5	$1.33	$205.8	$2.61	$201.7	$2.59

Ingredion Incorporated (“Ingredion”)

Reconciliation to Non-GAAP Operating Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2013	2012	2013	2012

Operating income	$140.1	$152.9	$315.2	$313.8

Add back (deduct):

Restructuring / impairment charges	—	13.6	—	17.4

Integration costs	—	1.3	—	3.7

Non-GAAP adjusted operating income	$140.1	$167.8	$315.2	$334.9